Real Estate Consulting Services Agreement

Between

The Whitetail Group, LLC

and

Bedminster Capital Corp.

Dated March 1, 2007

This REAL ESTATE CONSULTING SERVICES AGREEMENT (the “Agreement”), is made this First day of March, 2007 (“Effective Date”) by and between The Whitetail Group, LLC having its principal office at 2740 Route 10, West, Morris Plains, NJ 07950 (“Whitetail”) and the Bedminster Capital Corp. having its principal offices 90 Washington Valley Road, Bedminster, New Jersey (“Bedminster”),

WITNESSETH:

WHEREAS, Bedminster is in the business of acquiring and managing commercial real estate, and

WHEREAS, Whitetail is in the business of providing real estate related consulting services, and
WHEREAS Bedminster wishes to engage the services of Whitetail at terms and conditions set forth in this Agreement and Bedminster wishes to accept such an engagement,

NOW, THEREFORE, in consideration of the covenants, terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
Description of Services

During the term of this agreement, Whitetail shall provide support services (“Services”) to Bedminster as further set forth at Exhibit “A” to this agreement.

Article 2
Conduct in performing services

2.1  Whitetail acknowledges that Bedminster is relying upon the expertise, skill and judgment of Whitetail and Whitetail recognizes the relationship of trust and confidence established between it and Bedminster by this Agreement.

2.2  Whitetail represents that it has the expertise and is qualified, equipped, organized and financed to perform the Services required under this Agreement. Whitetail shall furnish its best skill and judgment and shall exercise maximum cooperation in furthering the best interests of Bedminster.

2.3  Whitetail will at its sole and exclusive discretion determine the method, details and means of performing the services.

                2.4  Whitetail warrants that all work performed by Whitetail shall be performed in a good and workmanlike manner and fit for the purposes specified by Bedminster, and shall be of a quality that is commercially acceptable in this industry and comparable to, or better than, globally recognized providers of similar services.

2.5 Under no circumstances will Whitetail act as a real estate broker or agent, or as a broker dealer

Article 3
Cooperation and information from Bedminster

Bedminster shall promptly provide Whitetail with such information, data and documents as reasonably required and requested by Whitetail in the performance of the Services contemplated by this Agreement. Bedminster will fully cooperate with Whitetail in its performance of Services and Bedminster understands and agrees that without timely and effective cooperation, Whitetail will not be able to perform.

Article 4
Consideration for services

4.1 Upon execution of this agreement, Bedminster shall pay Whitetail a one-time fee of two thousand ($2,000.00) dollars as initial file opening fee.

4.2  Consideration for services to be rendered by Whitetail to Bedminster is set forth at length at Exhibit “A”.

Article 5
Consultants and a professional services

5.1 In the performance of its services, Whitetail may from time to time and on behalf of and with the consent of Bedminster or Bedminster’s subsidiaries, and at the sole expense of Bedminster or Bedminster’s subsidiaries, retain services of third party consultants and professionals. These services include but are not limited to engineers, environmental experts, brokers, attorneys, property managers, etc.

5.2 Whitetail shall select, and retain on behalf of Bedminster such consultants and professionals as Whitetail reasonably deems appropriate and necessary to promote the business activities of Bedminster. Bedminster reserves the right to reject for any lawful reason whatsoever, any such consultant or professional retained by Whitetail, and Whitetail shall as soon as possible thereafter retain a replacement consultant or professional satisfactory to Bedminster.

5.3 Whitetail shall notify Bedminster in writing of the consultants and professionals that Whitetail intends to retain on behalf of Bedminster, and obtain the consent of Bedminster thereto.

5.5 Bedminster shall promptly pay all invoices for services rendered by consultants and professionals which are not disputed in good faith by Bedminster.

Article 6
Bank accounts

At the direction of Bedminster, Whitetail may establish and maintain one or more bank accounts in the name of an operating subsidiary of Bedminster, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as Bedminster may approve and in accordance with agreed budgets, and Whitetail shall from time to time render appropriate accountings of such collections and payments to Bedminster or any subsidiary of Bedminster and, upon request, to the auditors of Bedminster or any subsidiary of Bedminster.

Article 7
Term and Termination
7.1 This Agreement shall commence on the effective date hereof, and will continue to be in effect unless terminated by either party upon not less than ninety (90) days advance written notice.

7.2 Either party may terminate this Agreement for cause at any time in the event of a material breach by the other party that remains uncured after thirty (30) days written notice thereof.

7.3 Except for charges which are disputed in good faith by Bedminster, Bedminster shall pay Whitetail’s Charges for the Services as set forth in this agreement through the effective date of such termination for cause as well as expenses incurred to the date of termination. Whitetail shall have the right to terminate for cause in the event Bedminster fails to pay any monies when due in accordance with the agreement and such failure is not cured within twenty (20) days of notice thereof from Whitetail except for charges which are disputed in good faith by Bedminster.

Article 8
Action upon termination

From and after the effective date of termination of this Agreement, except as otherwise specified, Whitetail shall not be entitled to compensation for further services, but shall be paid all compensation accruing to the date of termination as provided above.. Upon such termination, Whitetail shall:

(a)  After deducting any accrued compensation and reimbursement  for its expenses to which it is then entitled, pay over to Bedminster or any subsidiary of Bedminster all money collected and held for the account of Bedminster or any subsidiary of Bedminster pursuant to this Agreement;

(b) Deliver to the Board of Directors of Bedminster a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors.

(c)  Within the applicable time period set forth herein, deliver to Bedminster both a monthly report and an annual report, each covering that portion of the relevant time period which is included within the term hereof, prior to such termination.

Article 9
Reports

9.1 Within sixty (60) days prior to the commencement of each fiscal year, Whitetail shall prepare and deliver to Bedminster an operating budget for each property under management by Whitetail, setting forth an itemized statement of the estimated receipts and disbursements for the coming fiscal year. Such budget shall include a proposed rent schedule for all space within each property, inclusive of then currently pending or projected repairs, replacements and additions thereto, and the market for competing properties similar to the property. Bedminster and Whitetail shall jointly adjust, modify or amend said budget in order to fix the standard of operation for the succeeding fiscal year and the budget, as so revised and as it may be subsequently revised by agreement in writing executed by Bedminster and Whitetail, shall thereafter constitute the ''Budget.'' Except in the case of emergency repairs no expenses may be incurred or commitments made by Whitetail in connection with the operation of a Property which would exceed the line amount contained within said Budget, without the prior written consent of Bedminster. An emergency repair is one required for the preservation and safety of the property, to avoid the suspension of any service to the property, or to avoid danger or damage to life or property. It is understood and agreed that, should any such emergency repairs be required, Whitetail shall bring same to the attention of Bedminster as soon as possible.

9.2 Whitetail shall maintain, at the office of Whitetail, a comprehensive system of office records, books and accounts relating to the income, expenses and operations of each Property under management by Whitetail. Bedminster and those designated by Bedminster shall have access to such office records, books and accounts and to all vouchers, files and other material relating to each Property and maintained by Whitetail relating to each Property. Bedminster shall exercise its rights of inspection hereunder solely during normal business hours and shall do so in such a manner so as not to unreasonably interfere with the operations of Whitetail.

                9.3 Whitetail shall deliver to Bedminster, on or before the fifteenth (15th) day of each calendar month during the terms hereof, a detailed written report of all receipts and disbursements relating to each property and made during the preceding calendar month, or any portion thereof. Such report shall be made on a cash, or accrual basis as directed by Bedminster, and shall include all such transactions, whether or not reimbursable pursuant to the provisions hereof. Said reports shall also include statements of arrearages of any tenant or others within the property, vacancies, and the balance of sums retained in any escrow accounts maintained pursuant to the provisions hereof.

9.4 Whitetail shall deliver to Bedminster, within sixty (60) days after the end of each fiscal year, a profit and loss statement showing the results of operations for the preceding fiscal year, or any portion thereof, as well as a balance sheet for each property dated as of the end of such fiscal year. Each such report shall be prepared in accordance with generally accepted accounting principals.

Article 10
Entire agreement

This Agreement is the complete, final and exclusive statement of the Agreement between the parties, and supersedes all prior proposals and understandings, oral or written, including all prior drafts and negotiations, relating to the subject matter of this Agreement. The parties expressly disclaim reliance on any representations, warranties or other agreements not specifically set forth in this written Agreement. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in writing and signed by the party to be bound thereby.

Article 11
Force Majeure and Delays

11.1 Neither party shall be liable for delays or failure to perform in accordance with the terms and conditions of this Agreement on account of strikes, lockouts, accidents, fires, delays in manufacturing, delays of carriers, disruption in communications, disruption in banking services, acts of God, governmental actions in the United States, state of war or any other causes which are unforeseeable or are beyond the control of the parties, whether or not similar to those enumerated. The party so affected shall give prompt notice to the other party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

11.2 Whitetail shall not be liable for delays in its performance of services in accordance with the terms and conditions of this agreement if caused by the failure of Bedminster to provide timely cooperation to Whitetail as set forth here above at Article Three.

Article 12
Waiver

The parties to this Agreement acknowledge that a party to this Agreement shall not by act, delay, and admission or otherwise be deemed to have waived any of its rights and remedies unless such waiver is in writing.

Article 13
Assignment
Either party may assign any right, interest or benefit under this Agreement, to a subsidiary or an affiliated entity, with the prior written consent of the other, which consent shall not be unreasonably withheld.

Article 14
Applicable law, Venue and Jurisdiction
14.1 This Agreement shall be governed by, construed and interpreted exclusively in accordance with the laws, rules and regulations of the State of New Jersey, without regard to any conflict of laws.

14.2 The courts of the State of New Jersey shall have, and the parties irrevocably consent to the sole jurisdiction over any matter related to this Agreement.

Article 15
Relationship of the parties
Whitetail will be acting at all times as an independent contractor and not as an agent, representative or employee of Bedminster, except as specifically authorized by Bedminster and/or as specifically set forth in this agreement. Whitetail represents that it is generally engaged in performing consulting services and seeks other consulting engagements. Whitetail is not authorized to and agrees not to make any representations or commitments or to hold itself out as an agent of Bedminster, except to the extent specifically authorized in writing by Bedminster. It is understood and agreed that Whitetail will indemnify and hold harmless Bedminster for and against any claims for damages, compensation or injury made against Bedminster or any of its subsidiaries or employees, by any person, including any person in Whitetail’s employment or any subcontractor, for any willful misconduct, gross negligence or for willful violation of law or applicable regulation in the performance of the services contemplated by this Agreement by Whitetail or any subcontractor. Anything in this Agreement to the contrary notwithstanding, no party hereto assumes nor shall it be liable for any of the liabilities or obligations of the other party, whether past, present or future.

Article 16
Indemnification and hold harmless.

        16.1 Except as otherwise provided in this Agreement, Whitetail assumes no responsibility under this Agreement other than to render the services called for in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of Whitetail. Whitetail, its directors, officers, stockholders and employees will not be liable to Bedminster, any subsidiary of Bedminster, its subsidiary's stockholders or the unaffiliated directors for any acts or omissions by Whitetail, its directors, officers or employees under or in connection with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement or violation of law or applicable regulation. Bedminster and its subsidiaries shall reimburse, indemnify and hold harmless the Whitetail, its directors, officers, stockholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, including, without limitation, attorneys' fees, in respect of or arising from any acts or omissions of Whitetail, its directors, officers and employees made in good faith in the performance of the Whitetail's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties or willful violation of law or applicable regulation.

        16.2 Whitetail and its subsidiaries shall reimburse, indemnify and hold harmless Bedminster, its directors, officers, stockholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, including, without limitation, attorneys' fees, in respect of or arising from any acts or omissions of Whitetail, its directors, officers and employees constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties or willful violation of law or applicable regulation.

Article 17
Representations and Warranties

                 17.1 Bedminster represents and warrants to Whitetail as follows:

a.)  Bedminster is duly organized, validly existing and in good standing under the laws of New Jersey has the power to own its assets and to transact the business in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of Bedminster and its subsidiaries, taken as a whole.

b.)  Bedminster has the power and authority to execute, deliver and perform this Agreement and all obligations required and has taken all necessary action to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of Bedminster, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Bedminster in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required. This Agreement has been, and each instrument or document required will be, executed and delivered by a duly authorized officer of Bedminster, and this Agreement constitutes, and each instrument or document required when executed and delivered hereunder will constitute, the legally valid and binding obligation of Bedminster enforceable against Bedminster in accordance with its terms.

c.)  The execution, delivery and performance of this Agreement and the documents or instruments required will not violate any provision of any existing law or regulation binding on Bedminster, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Bedminster, or the governing instruments of, or any securities issued by, Bedminster or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Bedminster is a party or by which Bedminster or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Bedminster and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

        17.2  Whitetail represents and warrants to Bedminster that:

a.)  Whitetail is duly organized, validly existing and in good standing under the laws of New Jersey has the power to own its assets and to transact the business in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of Bedminster and its subsidiaries, taken as a whole.

   b) Whitetail has the power and authority to execute, deliver and perform this Agreement and all obligations required and has taken all necessary action to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required.

Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of Whitetail, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Whitetail in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required. This Agreement has been, and each instrument or document required will be, executed and delivered by a duly authorized officer of Whitetail, and this Agreement constitutes, and each instrument or document required when executed and delivered hereunder will constitute, the legally valid and binding obligation of Whitetail enforceable against Whitetail in accordance with its terms.

  c.) The execution, delivery and performance of this Agreement and the documents or instruments required will not violate any provision of any existing law or regulation binding on Whitetail, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Whitetail, or the governing instruments of, or any securities issued by, Whitetail or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which Whitetail or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Whitetail and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Article 18
Travel and other expenses

18.1 Bedminster shall reimburse Whitetail for all reasonable travel and related out-of-pocket expenses incurred in rendering Services. Travel expenses shall include the actual, reasonable cost of any travel to a location more than 50 miles from Whitetail’s primary work location, the actual, reasonable costs of meals, parking and the actual, reasonable costs of necessary lodging.

18.2 Travel expenses and other expenses will be invoiced and reimbursement made by Bedminster on a monthly basis.

18.3. All travel expenses expected to exceed $500 shall require prior written approval from Bedminster.

Article 19
Invoices and Payments

19.1 Work by Whitetail shall only commence once both parties have executed this agreement and Whitetail has received payment of the initial fee in the sum of $2,000.00 as set forth in Article 4.

19.2 Payment is to be made exclusively to Whitetail’s corporate entity unless otherwise agreed upon by the parties. Whitetail will be solely responsible, and pay all applicable taxes and withholding, for all of its subcontractors and/or employees.

19.3 whitetail shall invoice Bedminster by the 15th of each month for all fees earnbed during the previous mionth and for the reimnbursement of all expenses. These invoices shall be due and payable upon receipt by Bedminster.

19.4 Late payments shall incur interest at the prime rate, as published by The Wall Street Journal, plus two percent (2%) after 45 days.

Article 20
Recourse and remedies

Except as otherwise expressly stated herein, all rights and remedies of the parties under this Agreement shall be cumulative and not exclusive.

Article 21
Modifications and amendments

This Agreement shall not be changed, modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

Article 22
Notices

       22.1 All notices, demands, requests or other communications (collectively, “Notices”) which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by telecopy (with the original to be sent the same day by Federal Express or other recognized overnight delivery service) or by Federal Express or other recognized overnight delivery service addressed to the recipient at its address set forth below (or at such other address as the recipient may theretofore have designated in writing).

Each notice, demand, request or communication which shall be hand delivered or mailed in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the first Business Day following the day the notice is delivered to the addressee (with the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery) or the first Business Day following the day that delivery of the Notice is refused by the addressee upon presentation. Each notice, demand, request or communication which shall be telecopied in the manner described above shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the first Business Day following the date of such telecopy. Subject to the above, all Notices shall be addressed as follows:

If to Bedminster:

Bedminster Capital Corp.
90 Washington Valley Road
Bedminster, New Jersey 07921
Attn. : Paul Patrizio

If to Whitetail:

 Whitetail Group, LLC
2740 Route 10 West
Morris Plains, New Jersey 07950
Attn : Christian Van Pelt

      22.2  Either party may change the notices address by giving notice thereof to the other party in the manner set forth above.

Article 23
Severability

If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other portions thereof, all of which provisions are hereby declared severable.

Article 24
Headings

All section headings and titles are inserted herein for convenience and ready reference only and are without contractual significance or effect and shall not be considered in the interpretation of the respective sections.

Article 25
Counterparts

This Agreement may be executed in multiple counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Whitetail Group, LLC	Bedminster Capital Corp.

By /s/	By /s/
Name: Gerald P. McBride, Jr.	Name: Paul Patrizio
Title: Managing Member	Title: President.
Date: March 1, 2007	Date: March 1, 2007

Exhibit “A”

Description of services and remuneration

Acquisitions

1.	Solicit from the market proposed transactions that meet the investment criteria of the Client.

2.	Proceed with a review of the proposals, meet with the seller and/broker to obtain data and financial information on the proposed transaction.

3.	Prepare and submit to the Client a term sheet on the proposed transaction.

4.	Meet with Client to seek preliminary approval of a proposed transaction, subject to due diligence and final approval from the Board of Directors of the Client.

5.	Cause the execution of a purchase agreement, subject to due diligence and final approval by the Board of the Client.

6.
Retain on behalf of the owner such professionals and acquire such services as are reasonably necessary to perform due diligence. These services include, but are not limited to: legal services, engineering, independent appraisers, environmental experts, title insurance etc.

7.	Negotiate a proposed agreement with the Seller after due diligence.

8.	Identify appropriate financing and negotiate terms and conditions of financing.

9.	Coordinate loan application.

10.	Submit the final proposed contract for approval by the Board of Directors.

11.	Coordinate and proceed with the closing.

12.	Post closing review of closing documents.

13.	Selection of appropriate property management.

14.	Retain property manager and transfer of documents and information to the property manager.

15.	Transfer to owner of closing documents, with a report on the completion of the transaction.

For these services, Whitetail shall receive the following compensation:

1.	At closing, a fee of 1.5% on the purchase price of the property.

Re-financing

At the request of the Board of Directors, Whitetail can assist in the refinancing of a property owned by the Client as follows:

1.	Obtain and review financial information on the property as provided by the Client.

2.	Identify lenders for the proposed refinancing of the property.

3.	Prepare an appropriate term sheet to solicit proposals from lenders.

4.	Negotiate with the lender(s) terms and conditions for the proposed new loan.

5.	Submit for approval a term sheet for the new loan.

6.	Coordinate the flow of information and data requested by the lender.

7.	Retain on behalf of the Client (and at Client expense) professional services and other services required to proceed with closing, including but not limited to legal services.

8.	Coordinate the closing.

9.	Transfer to owner of closing documents, with a report on the completion of the transaction.

For these services, Whitetail shall receive the following compensation:

1.	Upon closing, a fee of 0.75% of the gross amount of the refinancing.

Lease up and lease renewals

1.	Define lease renewal and lease-up strategies on behalf of the owner and submit its views to the Board of Directors.

2.	Prepare a comprehensive market assessment of the rental market and draft a term sheet for the spaces or properties offered for lease or lease renewal.

3.	Select appropriate real estate brokers and negotiate terms and conditions of brokerage agreements.

4.	Prepare information and documentation necessary for brokers to operate effectively.

5.	Assist brokers in the showing of the property, including, where necessary participate in the preparation of brochures.

6.	Qualify the prospective renters to include amongst other means, credit checks and assessment of referrals.

7.	Retain, where appropriate, legal counsel to prepare proposed leases. At its discretion and depending on the circumstances, Whitetail may use standard leases without the use of legal counsel.

8.	Seek prior approval of leases from the Board of Directors.

9.	Cause and coordinate the closing of leases.

10.	Coordinate the transfer of lease information and documentation to the property manager.

For these services, Whitetail shall receive the following compensation:

1.	In the event of a lease renewal, a fee equal to 0.5% of the gross rent, paid out monthly, over the term of the lease.

2.	In the event of a lease with a new tenant, a fee equal to 1.25% of the gross rent, paid monthly over the term of the lease.

Sale of an Asset

At the request of the Board of Directors, Whitetail can assist in the sale of a property owned by the Client.

1.	Obtain and review financial information on the property as provided by the Client.

2.	Prepare a sale brochure and term sheet for the property.

3.	Seek preliminary approval for the sale of the property by the Client.

4.	Identify appropriate broker and negotiate a brokerage agreement.

5.
Represent the Client in the sale process to include participation in site visits by potential buyers and provide them with all documents requested and required by the potential buyers and their lenders to proceed with the proposed transaction.

6.	Review of the offers and negotiate a proposed contract with a buyer.

7.	Submit and seek the approval of the proposed offer to the Board of Directors of the Client.

8.	Assist the proposed buyer and his lender in his due diligence.

9.	Retain on behalf of the Client such professional services as requited to proceed with a closing.

10.	Coordinate the closing.

11.	Transfer to owner of closing documents, with a report on the completion of the transaction.

For these services, Whitetail shall receive the following compensation:

1.	Upon closing, a fee of 1.00% of the gross amount of the sale proceeds.

On-going Management Services

1.	Provide supervisory management services for the Special Purpose Entities (SPE) set up for each fully owned subsidiary set up by the Company for each asset.

2.	Collect net rental income from property managers.

3.	Pay on behalf of the Company debt services on the various mortgages in each SPE.

4.	Provide the lenders with such documents and/or information as are required pursuant to the loan documents.

5.	Pay on behalf of the Company and/or its SPE’s all property taxes.

6.	Secure and maintain all permits and/or licenses or such reporting as may be required under state or local laws, rules, regulations and ordinances.

7.	Review the monthly reports submitted by the property managers.

8.	Obtain, negotiate and pay on behalf of the company all asset related insurances.

9.
Assist in the selection of all property managers, supervise the activities of the property managers on a regular basis,. Meet, whenever appropriate but not less than every quarter, with the respective property managers for each SPE for the purpose of reviewing pending issues related to the property and subsequently, submit a written report to the board of directors of the company. Property Managers fees shall not exceed 3.25% of the subject property’s gross revenues.

10.
Inspect, whenever appropriate, but not less than every quarter, the properties of each SPE. Subject to limitations placed on it by the Budget, Whitetail shall cause each property to be maintained in a first class manner, comparable to similar properties in the area of such property. Such maintenance shall include, but not necessarily be limited to, interior and exterior cleaning, painting, decorating and maintenance, both preventative and otherwise, of all systems and improvements which are a part of the subject property.

11.	Review whenever appropriate but not less than every quarter, leases for each property and have the leases reviewed by legal counsel as required.

12.	Coordinate the renegotiation, renewal, termination or release of property with property managers and legal counsel.

13.
In the event a tenant default on a lease, for non payment or other reasons, coordinate with the property managers the appropriate action, including but not limited to initiate collection procedures, eviction and/or legal action.

14.	Promptly inform the Board of issues that require Board attention and/or action and wherever appropriate make recommendations as to how to address the situation.

15.	Coordinate the transmittal of data to the company for audit and tax purposes.

16.	At all times:
a.	Keep books and records in a comprehensive and appropriate manner.
b.	Keep books and records available upon reasonable notice for review by the Company.
c.	Be available to participate to meetings with representatives of the Company to review activities.

For these services, Whitetail shall receive the following compensation:

1.	Upon consummation of the initial property acquisition by Bedminster, a one time infrastructure development fee of $10,000.00

2.	Commencing after the initial property acquisition, a fee equal to the greater of 1.75% of the gross rental income or $2,500.00, paid monthly.